EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated November 28, 2006 on the statements of condition and related securities portfolios of Van Kampen Focus Portfolios, Series 624 (The Dow Jones Select Microcap Enhanced Index Strategy Portfolio 2007-1, Developing Technologies Portfolio 2007-1, Mid Cap Strategy Portfolio 2007-1, Small Cap Strategy Portfolio 2007-1 and "SMID" Strategy Portfolio 2007-1) as of November 28, 2006 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
November 28, 2006